Exhibit 8.1

SUBSIDIARIES AS AT DECEMBER 31, 2010

Subsidiary	Country of Incorporation
Ailuk Shipping Company Inc.	Marshall Islands
Bikini Shipping Company Inc.	Marshall Islands
Diana Containerships Inc. (*)	Marshall Islands
Gala Properties Inc.	Marshall Islands
Jaluit Shipping Company Inc.	Marshall Islands
Kili Shipping Company Inc.	Marshall Islands
Knox Shipping Company Inc.	Marshall Islands
Lae Shipping Company Inc.	Marshall Islands
Lib Shipping Company Inc.	Marshall Islands
Majuro Shipping Company Inc.	Marshall Islands
Namu Shipping Company Inc.	Marshall Islands
Taka Shipping Company Inc.	Marshall Islands
Husky Trading, S.A.	Panama
Buenos Aires Compania Armadora S.A.	Panama
Cerada International S.A.	Panama
Changame Compania Armadora S.A.	Panama
Chorrera Compania Armadora S.A.	Panama
Cypres Enterprises Corp.	Panama
Darien Compania Armadora S.A.	Panama
Diana Shipping Services S.A.	Panama
Eaton Marine S.A.	Panama
Panama Compania Armadora S.A.	Panama
Skyvan Shipping Company S.A.	Panama
Texford Maritime S.A.	Panama
Urbina Bay Trading, S.A.	Panama
Vesta Commercial, S.A.	Panama
Marfort Navigation Company Limited	Cyprus
Silver Chandra Shipping Company Limited	Cyprus
Bulk Carriers (USA) LLC	United States (Delaware)

(*) No longer a significant subsidiary as of the date of this filing. Diana Containerships Inc. wholly owns Likiep Shipping Company Inc., Orangina Inc. and Lemongina Inc., all of which are incorporated in the Marshall Islands.

SK 23159 0002 1181663 v2